                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-50209

                        THE MILLBURN WORLD RESOURCE TRUST

                       SUPPLEMENT DATED FEBRUARY 11, 2000
                                       TO
                     THE PROSPECTUS AND DISCLOSURE DOCUMENT
                               DATED MAY 12, 1999

                  This Supplement updates certain Commodity Futures Trading Commission required information contained in The Millburn World Resource Trust Prospectus and Disclosure Document dated May 12, 1999. All capitalized terms used in this Supplement have the same meaning as in the Prospectus unless specified otherwise. Prospective investors should review the contents of both this Supplement and the Prospectus carefully before deciding whether to invest in the Trust.

                  Exhibit I of this Supplement updates information on the cover page of the Prospectus regarding the amount of trading profit the Trust must realize in order to offset twelve months of Trust expenses and the 3% redemption charge due on Units redeemed during the first year after they are sold. Exhibit I also contains an updated version of the Trust's Breakeven Table set forth on page 6 of the Prospectus. Exhibit II contains an updated version of the performance record of the Trust set forth on page 5 of the Prospectus. Exhibit III contains updated information regarding the civil, administrative or criminal proceedings related to the Trust's Principal Selling Agent and Clearing Brokers set forth on pages 34 through 41 of the Prospectus. Exhibit IV contains an updated version of the annual rates of return since inception of the Millburn Ridgefield client funds set forth on pages 73 and 74 of the Prospectus.

                               * * * * * * * * * *

            All information in the Prospectus is hereby restated,
                        except as updated hereby

                           --------------------------



                  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT SUPPLEMENT.

                                    EXHIBIT I

                  The Trust is subject to substantial charges regardless of its profitability, as well as to quarterly Profit Shares. In order to offset Trust expenses during the first year after a Unit is sold, the Trust must earn trading profits of approximately 5.70%, or of approximately 8.80% if the 3% redemption charge applies, assuming the Trust earns interest on its assets at an annual rate of approximately 4.8%.

"BREAKEVEN TABLE"


----------------------------------------------------------------------------------------------------------
             ROUTINE EXPENSES              PERCENTAGE RETURN                 DOLLAR RETURN REQUIRED
                                           REQUIRED                        ($5,000 INITIAL INVESTMENT)
                                           FIRST TWELVE MONTHS OF             FIRST TWELVE MONTHS OF
                                           INVESTMENT                              INVESTMENT
----------------------------------------------------------------------------------------------------------
Brokerage Fees                                                     9.00%                          $450.00
----------------------------------------------------------------------------------------------------------
Administrative Expenses*                                           0.75%                           $37.50
----------------------------------------------------------------------------------------------------------
Profit Share*                                                      0.75%                           $37.50
----------------------------------------------------------------------------------------------------------
Redemption Charge*                                                 3.10%                          $155.00
----------------------------------------------------------------------------------------------------------
Less Interest Income*                                            (4.80)%                         $(240.00)
----------------------------------------------------------------------------------------------------------
TWELVE-MONTH "BREAKEVEN" WITH REDEMPTION
CHARGE                                                             8.80%                          $440.00
----------------------------------------------------------------------------------------------------------
TWELVE-MONTH "BREAKEVEN" WITHOUT
REDEMPTION CHARGE                                                  5.70%                          $285.00
----------------------------------------------------------------------------------------------------------

--------------------------------
*Estimated.

The Profit Share is 17.5% of any New Trading Profit and is paid quarterly. Consequently, a Profit Share could be paid in a breakeven or losing year.

The Breakeven Table assumes a constant $5,000 Net Asset Value and a breakeven year.

                                   EXHIBIT II

                            PERFORMANCE OF THE TRUST

                        THE MILLBURN WORLD RESOURCE TRUST
                    (SEPTEMBER 13, 1995 - DECEMBER 31, 1999)

      TYPE OF POOL: Single-Advisor/Publicly-Offered/No Principal Protection
                    INCEPTION OF TRADING: September 13, 1995
                      AGGREGATE SUBSCRIPTIONS: $98,021,029
                       CURRENT CAPITALIZATION: $50,484,619
              WORST MONTHLY DRAWDOWN (MONTH/YEAR): (14.82)% (10/99)
        WORST PEAK-TO-VALLEY DRAWDOWN (MONTH/YEAR): (15.03)% (12/95-5/96)


-----------------------------------------------------------------------------------------------------------------
                                            MONTHLY RATES OF RETURN
-----------------------------------------------------------------------------------------------------------------
------------------------- ---------------- ----------------- ----------------- ----------------- ----------------
         MONTH                 1999              1998              1997              1996             1995
------------------------- ---------------- ----------------- ----------------- ----------------- ----------------
        January               (7.51)%           3.07%             4.24%            (0.36)%             --
------------------------- ---------------- ----------------- ----------------- ----------------- ----------------
        February               2.45%           (1.19)%            7.17%            (12.30)%            --
------------------------- ---------------- ----------------- ----------------- ----------------- ----------------
         March                (0.43)%          (1.73)%           (4.29)%            2.94%              --
------------------------- ---------------- ----------------- ----------------- ----------------- ----------------
         April                 7.57%           (7.27)%           (4.63)%            2.55%              --
------------------------- ---------------- ----------------- ----------------- ----------------- ----------------
          May                 (6.39)%           6.64%             3.02%             (7.88)%            --
------------------------- ---------------- ----------------- ----------------- ----------------- ----------------
          June                 6.44%            3.04%            (1.73)%            6.64%              --
------------------------- ---------------- ----------------- ----------------- ----------------- ----------------
          July                (3.79)%          (4.42)%            2.95%            (0.36)%             --
------------------------- ---------------- ----------------- ----------------- ----------------- ----------------
         August                1.82%            8.88%            (10.22)%           1.49%              --
------------------------- ---------------- ----------------- ----------------- ----------------- ----------------
       September               2.38%            0.54%             0.84%             4.01%            (6.62)%
------------------------- ---------------- ----------------- ----------------- ----------------- ----------------
        October              (14.82)%          (7.76)%            0.74%             8.09%            (1.92)%
------------------------- ---------------- ----------------- ----------------- ----------------- ----------------
        November               1.24%           (0.44)%           (0.77)%            4.10%             0.92%
------------------------- ---------------- ----------------- ----------------- ----------------- ----------------
        December               2.80%            6.94%             6.45%             0.42%            16.02%
------------------------- ---------------- ----------------- ----------------- ----------------- ----------------
        Compound                                                                                      7.23%
     Rate of Return          (10.09)%           4.39%             2.39%             7.69%          (3 1/2 months)
------------------------- ---------------- ----------------- ----------------- ----------------- ----------------

                                                   -------------


----------------------------------------------------------------------------------------------------------------------------------
                                            MONTH-END NET ASSET VALUE PER UNIT
----------------------------------------------------------------------------------------------------------------------------------
            JAN.      FEB.      MAR.      APR.       MAY      JUNE      JULY      AUG.     SEPT.      OCT.      NOV.      DEC.
----------------------------------------------------------------------------------------------------------------------------------
   1995     --        --         --        --        --        --        --       --       $933.80  $915.83    $924.25  $1,072.34

----------------------------------------------------------------------------------------------------------------------------------
   1996  $1,068.44    $937.05   $964.56   $989.12  $911.19   $971.65   $968.18  $982.59  $1,022.02  $1,104.75$1,149.99  $1,154.81

----------------------------------------------------------------------------------------------------------------------------------
   1997  $1,203.79 $1,290.13  $1,234.76 $1,177.54 $1,213.10 $1,192.13 $1,227.32 $1,101.91$1,111.16  $1,119.39$1,110.78  $1,182.43

----------------------------------------------------------------------------------------------------------------------------------
   1998  $1,218.74 $1,204.22  $1,183.35 $1,097.33 $1,165.75 $1,201.17 $1,148.03 $1,249.93$1,256.63  $1,159.29$1,154.22  $1,234.38

----------------------------------------------------------------------------------------------------------------------------------
   1999  $1,141.72 $1,169.64  $1,164.62  1252.82  $1172.71  $1248.29  $1201.02  $1222.85  $1251.98  $1066.49  $1079.68  $1109.88

----------------------------------------------------------------------------------------------------------------------------------

        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                  "Worst Monthly Drawdown" is the largest negative monthly rate of return experienced by the Trust. A "drawdown" is measured on the basis of month-end Net Asset Value per Unit only, and does not reflect intra-month figures.

                  "Worst Peak-to-Valley Drawdown" is the greatest percentage decline, in Net Asset Value per unit, without such month-end Net Asset Value per Unit subsequently being equaled or exceeded. For example, if the Net Asset Value per Unit dropped by 1% in each of January and February, rose by 1% in March and dropped again by 2% in April, a "peak-to-valley drawdown" would be still continuing at the end of April in the amount of approximately (3)%, whereas if the Net Asset Value per Unit had risen by 2% in March, the drawdown would have ended as of the end of February at the (2)% level.

                  Monthly Rate of Return is the actual rate of return recognized by an initial $1,000 investment in the Trust.

                  Performance information is calculated on an accrual basis in accordance with generally accepted accounting principles.

                                   EXHIBIT III

PAINEWEBBER

                  The following paragraphs restate and update the PaineWebber disclosure statement regarding civil, administrative or criminal proceedings related to PaineWebber set forth on pages 34 through 39 of the Prospectus.

                  PaineWebber's principal office is located at 1000 Harbor Boulevard, Weehawken, New Jersey 07087; telephone: (201) 902-3000. Paine Webber is a clearing member of all principal U.S. futures exchanges. It is registered with the CFTC as a futures commission merchant and is a member of the NFA in such capacity.

                  PaineWebber did not sponsor the Trust and is not responsible for the activities of Millburn Ridgefield. It acts only as one of the commodity brokers and one of the selling agents.

                  Except as set forth below, neither PaineWebber nor any of its principals have been involved in any administrative, civil or criminal proceeding -- whether pending, on appeal or concluded -- within the past five years that is material to a decision whether to invest in the Trust in light of all the circumstances.

                  On July 16, 1996, PaineWebber entered into a Stipulation and Order resolving a civil complaint filed by the United States Department of Justice, alleging that it and other NASDAQ market makers violated Section 1 of the Sherman Act in connection with certain market making practices. In entering into the Stipulation and Order, without admitting the allegations, the parties agreed that the defendants would not engage in certain types of market making activities and the defendants undertook specified steps to assure compliance with their agreement. On April 24, 1997, the United States District Court for the Southern District of New York approved the Stipulation and Order. The District Court's approval was appealed by certain private parties in May 1997 and was affirmed in August 1998.

                  IN THE MATTER OF CERTAIN MARKET MAKING ACTIVITIES ON NASDAQ was an SEC administrative action instituted and settled without a hearing or an admission of or denial of findings on January 11, 1999. The administrative action found that on certain occasions in 1994 PaineWebber traders and a PaineWebber registered representative engaged in certain improper trading activities in connection with specified NASDAQ securities, failed to maintain certain required books and records and failed reasonably to supervise in connection with the above activities. PaineWebber agreed to pay a civil penalty of $6.3 million and disgorgement of $381,685; to an administrative cease and desist order prohibiting the firm from violating certain provisions of the federal securities laws; and to submit certain of its policies and procedures relating to the matters alleged in the order to review by an SEC-appointed consultant. Twenty-seven other market makers and fifty-one traders at the firm settled related SEC administrative actions at the same time.

                  On or about January 18, 1996, PaineWebber consented, without admitting or denying the findings therein, to the entry of an Order by the SEC which imposed a censure, a cease and desist order, a $5 million civil penalty and various remedial sanctions. The SEC alleged that PaineWebber violated the antifraud and recordkeeping provisions of the federal securities laws in connection with the offer and sale of certain limited partnership interests between 1986 and 1992 and failed reasonably to supervise certain registered representatives and other employees involved in the sale of those interests. PaineWebber must comply with its representation that it had paid and will pay a total of $292.5 million to investors, including a payment of $40 million for a claims fund. PaineWebber has also entered into settlement agreements with all the states, Puerto Rico and the District of Columbia.

        PRUDENTIAL SECURITIES

                  The following paragraphs restate and update the Prudential Securities disclosure statement regarding civil, administrative or criminal proceedings related to Prudential Securities set forth on pages 39 through 41 of the Prospectus.

                  Prudential Securities' main business office is located at Prudential Securities Building, One Seaport Plaza, New York, New York 10292, telephone (212) 214-1000.

                  Prudential Securities did not sponsor the Trust and is not responsible for the activities of Millburn Ridgefield. It acts only as one of the commodity brokers.

                  Prudential Securities, in its capacity as commodities broker for the Trust, is registered as a futures commission merchant with the CFTC and is a member of NFA. Prudential Securities is a major securities firm with a large commodity brokerage business. It has over 270 offices in 43 states, the District of Columbia, and 18 foreign countries. Prudential Securities is a clearing member of the Chicago Board of Trade, Chicago Mercantile Exchange, Commodity Exchange, Inc., and all other major United States commodity exchanges.

                  From time to time Prudential Securities (in its respective capacities as a commodities broker and as a securities broker-dealer) and its principals are involved in numerous legal actions, some of which individually and all of which in the aggregate, seek significant or indeterminate damages. However, except for the actions described below, during the five years preceding the date of this Prospectus, there has been no administrative, civil, or criminal action against Prudential Securities or any of its principals which is material, in light of all the circumstances, to an investor's decision to invest in the Trust.

                  On March 10, 1994, Prudential Securities agreed to the entry of a Consent Order issued by the State of Missouri, Commissioner of Securities. The allegations against Prudential Securities were that the firm failed to supervise a former registered representative, in violation of Missouri securities laws. Without admitting or denying the allegations, Prudential Securities agreed to the following: (a) to maintain and make available to the Missouri Division of Securities all customer and regulatory complaints concerning any Prudential Securities employee working in a branch located in Missouri or any security sold by such employees; (b) beginning 30 days from the date of the Consent Order and continuing for a period of three years, to include at least one public service information piece selected by the Commissioner of Securities in all of Prudential Securities's new account packages mailed to Missouri residents; (c) for a period of three years from the date of the Consent Order, to annually provide a notice to Prudential Securities's Missouri customers which details the procedures for filing a complaint with Prudential Securities and the applicable regulatory authorities. In addition, Prudential Securities agreed to pay a fine in the amount of $175,000.

                  On September 19, 1994, Prudential Securities consented to the entry of an Agreement and Order issued by the State of Idaho, Department of Finance, Securities Bureau ("Idaho"). The allegations against Prudential Securities were that the firm failed to supervise certain employees in connection with securities and options trading activities entered into on behalf of Idaho clients, in violation of the Idaho Securities Act . It was further alleged that Prudential Securities failed to amend the Forms U-4 for certain employees. Prudential Securities agreed to a number of sanctions and remedial measures including, but not limited to, the following: (a) to install a new branch manager in the Prudential Securities Boise branch office, who is to function in a supervisory capacity only; (b) to designate a regional quality review officer to review all securities options accounts and options trading activities of Idaho customers in three Prudential Securities offices; (c) to implement procedures reasonably designed to ensure compliance with regulations concerning the timely delivery of prospectuses; and (d) to cooperate in Idaho's ongoing investigation and to comply with all provisions of the Act. In addition, Prudential Securities has agreed to pay a fine to the State of Idaho in the amount of $300,000. In addition, Prudential Securities has voluntarily reimbursed certain customers for losses suffered in their accounts in the amount of $797,518.49.

                  On October 27, 1994, Prudential Securities and Prudential Securities Group entered into an agreement with the Office of the United States Attorney for the Southern District of New York deferring prosecution of charges contained in a criminal complaint. The complaint alleged that Prudential Securities committed fraud in connection with the sale of certain oil and gas limited partnership interests between 1983 and 1990 in violation of federal securities laws. The terms of the agreement were complied with in full and accordingly the complaint was dismissed without prejudice in October, 1997.

                  On June 19, 1995, Prudential Securities entered into a settlement with the Commodity Futures Trading Commission ("CFTC") in which, without admitting or denying the allegations of the complaint, Prudential Securities consented to findings by the CFTC of certain recordkeeping violations and failure to supervise in connection with the commodity trading activities, in 1990 and early 1991, of a former broker of Prudential Securities. Pursuant to the settlement, Prudential Securities agreed to (i) pay a civil penalty of $725,000, (ii) the entry of a cease and desist order with respect to the violations charged, and (iii) an undertaking directing the Prudential Securities' Compliance Committee directing that a review of certain of the firm's commodity compliance and supervisory policies and procedures be conducted and a report be submitted to the CFTC, as well as a report to the CFTC on the actions taken as a result of the review.

                  On February 29, 1996, the State of New Mexico Securities Division issued a final order, subject to a settlement whereby Prudential Securities neither admitted nor denied any allegations that Prudential Securities failed to supervise two former employees and a Branch Office Manager of its Phoenix branch. The allegations included misrepresentation, fraud, unsuitability, failure to properly register and failure to report a suspected forgery. Prudential Securities consented to the imposition of a censure and paid a fine in the amount of $15,000 and investigative fees in the amount of $2,000.

                  Stemming from final settlement agreements and consent orders in a United States District Court for the Southern District of Florida, on December 10, 1996, the Department of Labor ("DOL") issued a final order imposing a statutory civil penalty against Prudential Securities in the amount of $61,250. The DOL assessed the above referenced automatic penalty under ERISA section 502(l) based upon allegations that Prudential Securities acted as a fiduciary under ERISA with respect to the Metacor, Inc. Profit Sharing and Retirement Savings Plan and knowingly facilitated certain transfers of funds out of the Plan's account to a corporate account that Metacor maintained in one or more banks. Prudential Securities neither admitted nor denied the DOL's allegations.

                  On May 20, 1997, the CFTC filed a complaint against Prudential Securities, Kevin Marshburn (a former Prudential Securities Financial Advisor) and two of Marshburn's sales assistants. The complaint alleges, in essence, that during the period from May 1993 through March 1994:
(i) Marshburn fraudulently allocated trades among his personal account and certain customer accounts; (ii) Prudential Securities did not properly supervise Marshburn by failing to have policies and procedures in place to detect and deter the alleged allocation scheme; and (iii) Prudential Securities failed to maintain and produce records with respect to transactions during the period in issue. The complaint seeks several forms of relief against Prudential Securities, including a cease and desist order, suspension or revocation of registration, restitution, and civil penalties of up to $100,000 for each alleged violation. Prudential Securities has denied the operative allegations against it and is vigorously defending the action.

                  On December 23, 1998, Prudential Securities was one of twenty-eight market making firms that reached a settlement with the SEC in the matter titled, IN THE MATTER OF CERTAIN MARKET MAKING ACTIVITIES ON NASDAQ. As part of the global settlement of that matter, Prudential Securities, without admitting or denying the factual allegations, agreed to an order which requires that the firm cease and desist from committing or causing any violations of Sections 15 (c)(1) and (2) of the Exchange Act and Rules 15C1-2 and 15C2-7 thereunder, pay a civil penalty of $1,000,000 and disgorgement of $1,361 and submit certain policies and procedures for review by an independent consultant.

                                   EXHIBIT IV

                     ANNUAL RATES OF RETURN SINCE INCEPTION
                     OF THE MILLBURN RIDGEFIELD CLIENT FUNDS

                  The following are the annual rates of return of the client (as opposed to proprietary) futures funds sponsored by Millburn Ridgefield (other than the Trust itself; see Exhibit III "Performance of the Trust"). Of the following funds, Nestor Partners trades a diversified portfolio most similar (but nevertheless materially different) in market sector emphasis to the World Resource Portfolio. THE MANAGING OWNER WISHES TO EMPHASIZE TO PROSPECTIVE INVESTORS THAT THERE HAVE BEEN A NUMBER OF YEARS IN WHICH MILLBURN RIDGEFIELD CLIENT FUNDS HAVE SUSTAINED SIGNIFICANT LOSSES AND THAT THE VOLATILITY OF THESE FUNDS' PERFORMANCE IS QUALITATIVELY GREATER THAN THAT OF MANY MANAGED FUTURES FUNDS.

                  None of the following funds is managed pursuant to the World Resource Portfolio. None of the following funds is being offered to investors pursuant to the Prospectus, and it is the performance of the Trust itself, not of Millburn Ridgefield's other funds, which is most pertinent to a decision whether or not to invest in the Units.

     PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.


MILLBURN GLOBAL                         MILLBURN CURRENCY                               NESTOR
OPPORTUNITY FUND L.P.                   FUND II, L.P.                                   (DIVERSIFIED;
(CURRENCIES AND FINANCIALS;             (CURRENCIES ONLY;                               PRIVATELY OFFERED)
PUBLICLY OFFERED)                       PUBLICLY OFFERED)


                  ANNUAL                                  ANNUAL                                 ANNUAL
YEAR           RATE OF RETURN           YEAR           RATE OF RETURN           YEAR          RATE OF RETURN
----           --------------           ----           --------------           ----          --------------
1999                (2.26)%             1999                (1.86)%             1999               (3.27)%
1998                 1.08               1998                (9.83)              1998                4.81
1997                11.51               1997                18.65               1997               11.76
1996                 9.42               1996                 7.84               1996               14.21
1995                24.00               1995                11.49               1995               26.68
1994                (8.99)              1994               (16.59)              1994                9.53
1993                 6.28               1993               (12.17)              1993                8.43
                                        1992                11.39               1992               14.91
                                        1991 (5 mos.)        4.75               1991                4.43
                                                                                1990               48.25
                                                                                1989                0.43
                                                                                1988                2.20
                                                                                1987               43.70
                                                                                1986              (17.09)
                                                                                1985               26.56
                                                                                1984               20.74
                                                                                1983               (6.28)
                                                                                1982               26.54
                                                                                1981               39.11
                                                                                1980               48.57
                                                                                1979               60.93
                                                                                1978               20.78
                                                                                1977 (11 mos.)      3.33

          PURCHASERS OF UNITS WILL ACQUIRE NO INTEREST IN THESE FUNDS.


MILLBURN GLOBAL                              MILLBURN CURRENCY                       MRC CURRENCY
MARKETS PORTFOLIO L.P.                       FUND L.P.                               PARTNERS L.P.
(DIVERSIFIED; PRIVATELY OFFERED)             (CURRENCIES ONLY;                       (CURRENCIES ONLY;
                                             PRIVATELY OFFERED)                      PRIVATELY OFFERED)


                        ANNUAL                                 ANNUAL                                   ANNUAL
YEAR                 RATE OF RETURN          YEAR           RATE OF RETURN           YEAR           RATE OF RETURN
----                 --------------          ----           --------------           ----           --------------
1999                      (1.26)%            1999                 2.12%
1998                       2.34              1998                (7.03)              Closed
1997                      13.59              1997                20.13               1997 (5 mos.)       15.31%
1996                      11.77              1996                13.87               1996                16.59
1995                      28.76              1995                19.28               1995                22.02
1994                      (4.35)             1994                (8.63)              1994                (6.71)
1993 (3 mos.)              9.24              1993               (11.71)              1993                (8.53)
                                             1992                14.57               1992                15.67
                                             1991                 3.63               1991                 6.35
                                             1990                51.64               1990 (5 mos.)       26.16


MILLBURN WORLD
RESOURCE FUND L.P.
(DIVERSIFIED; PRIVATELY OFFERED)

                    ANNUAL
YEAR           RATES OF RETURN

1999              (3.97)%
1998              11.98
1997              10.50
1996              17.45
1995              36.25

                            ------------------------

              Prospective investors should note that, in general, Millburn Ridgefield's private pools outperform its public funds. This is due in principal part to the costs associated with the distribution of the interests in such funds to the public. The Trust, as a public fund, is subject to higher costs, and its performance can be expected to reflect the effect of such costs, which cumulate significantly over time.

              MILLBURN RIDGEFIELD, IN GENERAL, APPEARS TO HAVE BEEN ABLE TO ACHIEVE BETTER PERFORMANCE IN EARLIER THAN IN MORE RECENT YEARS. ALTHOUGH THIS COULD BE DUE TO A NUMBER OF FACTORS, INCREASED ASSETS UNDER MANAGEMENT MAY BE A MATERIALLY CONTRIBUTING FACTOR.

              MILLBURN RIDGEFIELD'S SYSTEMS HAVE DEVELOPED SIGNIFICANTLY OVER TIME. THE SYSTEMS CURRENTLY USED BY MILLBURN RIDGEFIELD ARE NOT NECESSARILY THE SAME AS THOSE WHICH PRODUCED A SUBSTANTIAL PORTION OF THE PERFORMANCE REFLECTED ABOVE. NO REPRESENTATION IS OR COULD BE MADE THAT THE TRUST WOULD HAVE PERFORMED, OR WILL IN THE FUTURE PERFORM, IN A MANNER SIMILAR TO THE RESULTS SET FORTH ABOVE.

          PURCHASERS OF UNITS WILL ACQUIRE NO INTEREST IN THESE FUNDS.

                        ACKNOWLEDGMENT OF RECEIPT OF THE
                    MILLBURN WORLD RESOURCE TRUST SUPPLEMENT
                  DATED FEBRUARY 11, 2000 TO THE PROSPECTUS AND
                     DISCLOSURE DOCUMENT DATED MAY 12, 1999

          The undersigned hereby acknowledges that the undersigned has received a copy of The Millburn World Resource Trust Supplement dated February 11, 2000 to the Prospectus and Disclosure Document dated May 12, 1999.


INDIVIDUAL SUBSCRIBERS:                        ENTITY SUBSCRIBERS:

-------------------------                      ----------------------------
                                                     (Name of Entity)

--------------------------                     By:-------------------------
Signature of Subscriber(s)

                                               Title:--------------------
                                                     (Trustee, partner or
                                                     authorized officer)

Dated:  ------------, 2000